Exhibit 5.1

September 16, 2009

The Board of Directors

Heritage Financial Corporation

201 Fifth Avenue S.W.

Olympia, Washington 98501

Re:	Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated September 16, 2009 (the “Prospectus Supplement”), to (i) a registration statement on Form S-3 (No. 333-156271) filed by Heritage Financial Corporation (“Heritage Financial”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the sale by Heritage Financial of 3,775,000 shares of its common stock, no par value per share (the “Common Stock”), and up to 566,250 additional shares of common stock to cover over-allotment, if any (collectively the 4,341,250 aggregate shares of Common Stock are referred to as the “Shares”). The Shares are being offered to the public by Heritage Financial pursuant to an underwriting agreement, dated September 16, 2009 (the “Underwriting Agreement”), entered into by Heritage Financial and Keefe, Bruyette & Woods, Inc.

In connection with this opinion, we have examined Heritage Financial’s Amended and Restated Articles of Incorporation, the minutes of all pertinent meetings of the board of directors of Heritage Financial relating to the Registration Statements, the Prospectus Supplement, the Underwriting Agreement, and the transactions contemplated thereby; such other records of the corporate proceeding of Heritage Financial and certificates of Heritage Financial’s officers as we have deemed relevant; the Registration Statements and the exhibits thereto; the Prospectus Supplement; and the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares, when issued and delivered by Heritage Financial against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, full paid and non-assessable shares of the Common Stock.

The Board of Directors

Heritage Financial Corporation

September 16, 2009

Our opinion set forth above is limited to the matter expressly set forth in this opinion letter. No opinion is to be implied or may be inferred beyond the matter expressly so stated. The opinion expressed herein is limited solely to the application of the Business Corporation Law of the State of Washington, and we express no opinion with respect to the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of laws as now in effect and is rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should any applicable law changes by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinion expressed herein after the date of this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statements in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours,

/s/ Breyer & Associates PC
BREYER & ASSOCIATES PC